Exhibit 21.1

Name of Subsidiary                                        State of Incorporation
------------------                                        ----------------------

RateXchange I, Inc.                                       Delaware

RMG Partners Corporation                                  Delaware

Xpit Corporation                                          Delaware

RTX Securities Corporation                                California